Exhibit 99.1 Press Release dated April 15, 2009

Revett Minerals Appoints New Chairman of the Board

April 15, 2009; Revett Minerals Inc., Spokane Valley, Washington (“TSX-RVM”) (“Revett” or the “Company”) is pleased to announce the appointment of Tim Lindsey as Chairman of the Board of Directors.

Mr. Lindsey has over 30 years of technical and executive leadership expertise in global exploration, production and business development. Mr. Lindsey has been the owner and principal of Lindsey Energy and Natural Resources, an independent consulting firm located in Houston. He is the founder and President/CEO of Canadian Sahara Energy Inc. and also serves as a Director for Rock Energy Resources, Daybreak Oil and Gas and Challenger Energy, all public companies active in exploration and production. Originally from Troy, Montana, he holds a Bachelor of Science Degree, Geology from Eastern Washington University and completed his graduate studies in Economic Geology at the University of Montana. Early in his career, Mr. Lindsey conducted and supervised core-drilling and exploration field work on the Troy and Rock Creek projects. Mr. Lindsey’s appointment as Chairman of the Board of Directors is subject to TSX approval.

In addition, Louis Gignac has resigned from the Board of Directors due to the demands of his role as Project Executive for the Essakane project in West Africa.

John Shanahan, President and CEO stated: "We are extremely pleased with the addition of Mr. Lindsey to our Board of Directors. Tim is an accomplished leader and his in-depth knowledge of the Troy and Rock Creek projects make him an ideal choice to lead our Board. Tim joins us at an opportune time as we build upon the recent operational successes at Troy and the improving global metals markets.” Mr. Shanahan went on to say: “We wish to thank Louis for his significant contribution to the company and understand his decision to resign in order to focus his full attention on other endeavors.".

About Revett
Revett Minerals, through its subsidiaries, owns and operates the currently producing Troy Mine and development-stage Rock Creek Project, both located in northwestern Montana, USA. These projects host significant copper and silver mineral reserves and resources and will form the basis of our plan to become a solid mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

For more information, please contact:

Doug Ward, VP Corporate Development or Monique Hayes, Corporate/Investor
Communications at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although Revett Minerals has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.